Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES DECEMBER 31, 2018 FINANCIAL RESULTS,
DECLARES AN INCREASED FIRST QUARTER 2019 DIVIDEND OF $0.40 PER SHARE
AND ADDITIONAL DIVIDENDS TOTALING $0.08 PER SHARE FOR 2019

DIVIDEND DECLARATIONS

New York, NY — February 12, 2019 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter dividend of $0.40 per share, an increase of $0.01 per share over the prior quarter dividend. The first quarter dividend is payable on March 29, 2019 to stockholders of record as of March 15, 2019. The Board of Directors has also declared additional dividends totaling $0.08 per share for 2019, to be distributed in four consecutive quarterly payments of $0.02 per share per quarter. The first additional dividend is also payable on March 29, 2019 to the stockholders of record as of March 15, 2019.

DECEMBER 31, 2018 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2018.

HIGHLIGHTS

 Financial

	Q4-18		Q4-17		FY-18		FY-17
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.45		$0.38		$1.68		$1.39
GAAP EPS		$0.36		$0.54		$2.01		$1.57
Net investment income	$203	$0.48	$140	$0.33	$694	$1.63	$511	$1.20
Net realized gains (losses)	$31	$0.07	$(123)	$(0.29)	$419	$0.98	$20	$0.05
Net unrealized gains (losses)	$(81)	$(0.19)	$215	$0.50	$(255)	$(0.60)	$136	$0.32
GAAP net income	$153	$0.36	$232	$0.54	$858	$2.01	$667	$1.57
Dividends declared and payable		$0.39		$0.38		$1.54		$1.52

	As of December 31,
(dollar amounts in millions, except per share data)	2018	2017
Portfolio investments at fair value	$12,417	$11,841
Total assets	$12,895	$12,347
Stockholders’ equity	$7,300	$7,098
Net assets per share	$17.12	$16.65
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the acquisition of American Capital, Ltd. (the “American Capital Acquisition”), expense reimbursement (the “Ares Reimbursement”) from Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q4-18	Q4-17	FY-18	FY-17
Portfolio Activity During the Period:
Gross commitments (3)(4)	$2,709	$1,506	$8,045	$5,889
Exits of commitments (3)	$1,021	$1,321	$6,476	$5,593

Portfolio as of the End of the Period:
Number of portfolio company investments			344	314
Weighted average yield of debt and other income producing securities(5):
At amortized cost			10.2%	9.7%
At fair value			10.3%	9.8%
Weighted average yield on total investments(6):
At amortized cost			9.0%	8.7%
At fair value			9.3%	8.7%
__________________________________________________

(3)
In July 2017, in connection with the effective termination of the Senior Secured Loan Fund LLC (the “SSLP”), Ares Capital purchased $1.6 billion in aggregate principal amount of first lien senior secured loans outstanding at par plus accrued and unpaid interest and fees from the SSLP (the “SSLP Loan Sale”) and assumed the SSLP’s remaining unfunded loan commitments totaling $50 million. Upon completion of the SSLP Loan Sale, the SSLP made a liquidation distribution to the holders of the subordinated certificates of the SSLP of which Ares Capital received $1.5 billion. The FY-17 gross commitments exclude those investment commitments acquired from the SSLP and the FY-17 exits of commitments exclude the amounts received by Ares Capital from the SSLP’s liquidation distribution.

(4)	The FY-17 gross commitments exclude $2.5 billion of investments acquired as part of the American Capital Acquisition on January 3, 2017.

(5)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(6)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

FOURTH QUARTER 2018 OPERATING RESULTS

For the fourth quarter of 2018, Ares Capital reported GAAP net income of $153 million or $0.36 per share (basic and diluted), Core EPS(2) of $0.45 per share (basic and diluted), net investment income of $203 million or $0.48 per share (basic and diluted), and net realized and unrealized losses of $50 million or $(0.12) per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of December 31, 2018, total assets were $12.9 billion, stockholders’ equity was $7.3 billion and net asset value per share was $17.12.

In the fourth quarter of 2018, Ares Capital made $2.7 billion in new investment commitments, including commitments to 23 new portfolio companies, 27 existing portfolio companies and 1 additional portfolio company through the Senior Direct

Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 43 were sponsored transactions.  As of December 31, 2018, 167 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $2.7 billion in new commitments made during the fourth quarter of 2018, 72% were in first lien senior secured loans, 22% were in second lien senior secured loans, 3% were in preferred equity, 2% were in other equity securities and 1% were in the subordinated certificates of the SDLP. Of these commitments, 97% were in floating rate debt securities, of which 99% contained interest rate floors and 1% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the fourth quarter of 2018, significant new commitments included:

•	$608 million in first lien senior secured revolving, delayed draw and term loans, second lien senior secured delayed draw and term loans and equity in an owner and operator of veterinary hospitals;

•	$230 million in first lien senior secured revolving, delayed draw and term loans in a manufacturer and supplier for the power utility and automotive markets;

•	$222 million in first and second lien senior secured term loans and equity in a leading market research company to the consumer packaged goods industry;

•	$154 million in first lien senior secured revolving and term loans and equity in a designer, marketer and distributor of licensed and owned apparel;

•	$123 million in first lien senior secured revolving, delayed draw and term loans in an enterprise management software provider;

•	$110 million in first and second lien senior secured term loans and equity in a customized packaging solutions provider;

•	$94 million in first lien senior secured revolving and term loans in a marine preservation services provider;

•	$86 million in a first lien senior secured revolving loan, second lien senior secured delayed draw and term loans in a generic pharmaceuticals company;

•	$81 million in first and second lien senior secured term loans and equity in a specialized acrylic and polycarbonate manufacturer;

•	$75 million in first lien senior secured revolving and term loans in a facilities management services provider;

•	$68 million in first lien senior secured delayed draw and term loans and equity in an oil and gas exploration and production company;

•	$67 million in first lien senior secured revolving, delayed draw and term loans and equity in a dental consumer products manufacturer;

•	$65 million in first lien senior secured revolving and term loans in an automotive parts and repair services retailer;

•	$59 million in first lien senior secured revolving and term loans in a provider of branded lifestyle apparel;

•	$56 million in first lien senior secured revolving, delayed draw and term loans in an owner and operator of gastrointestinal physician practices; and

•	$51 million in first lien senior secured revolving, delayed draw and term loans in a benefits broker and outsourced workflow automation platform provider for brokers.

Also in the fourth quarter of 2018, Ares Capital exited approximately $1,021 million of investment commitments (including exits of $61 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 63% were first lien senior secured loans, 20% were second lien senior secured loans, 12% were senior subordinated loans, 3% were preferred equity securities, 1% were subordinated certificates of the SDLP and 1% were other equity securities. Of the approximately $1,021 million of exited investment commitments, 82% were floating rate, 10% were fixed rate, 4% were on non-accrual status and 4% were non-interest bearing.

The fair value of Ares Capital’s portfolio investments at December 31, 2018 was $12.4 billion, including $11.1 billion in accruing debt and other income producing securities. As of December 31, 2018, the total portfolio at fair value included $0.7 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 47% of first lien senior secured loans, 29% of second lien senior secured loans, 5% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 6% of senior subordinated loans, 4% of preferred equity securities and 9% of other equity securities. As of December 31, 2018, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 10.2% and 10.3%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 9.0% and 9.3%, respectively, and 85% of the total investments at fair value were in floating rate securities.

“Our strong fourth quarter results concluded a great year for ARCC in which we increased annual core earnings 21% over last year, generated record net realized gains, fully covered our dividends from core earnings and grew book value per share for another year,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “With the strength in our core earnings, the stability in our non-accruals and rotation of the American Capital acquired portfolio largely completed, we increased our Q1-19 quarterly dividend to $0.40 per share and declared additional dividends totaling $0.08 per share for 2019 to be paid evenly over the next four quarters.”

“Going forward, we believe our modestly leveraged balance sheet supports our strong financial position and enhances our ability to invest opportunistically across varying market conditions,” said Penni Roll, Chief Financial Officer.

PORTFOLIO QUALITY

Ares Capital’s investment adviser employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of December 31, 2018 and December 31, 2017, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and 3.1, respectively, and loans on non-accrual status represented 2.5% and 3.1%, respectively, of total investments at amortized cost (or 0.6% and 1.4%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In December 2018, Ares Capital and Ares Capital CP Funding LLC (“Ares Capital CP”), a consolidated subsidiary of Ares Capital, amended Ares Capital CP’s revolving funding facility (“the Revolving Funding Facility”) to, among other things, (a) extend the stated maturity date from January 3, 2022 to January 3, 2024; (b) extend the reinvestment period from January 3, 2019 to January 3, 2022; (c) adjust the interest rate from the previous spread of 2.15% over LIBOR to a spread of 2.00% over LIBOR; and (d) adjust the ranges of the unused portion of the Revolving Funding Facility under which certain fees are paid.

As of December 31, 2018, Ares Capital had $296 million in cash and cash equivalents and $5.3 billion in total aggregate principal amount of debt outstanding ($5.2 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $1.6 billion available for additional borrowings under its existing credit facilities as of December 31, 2018.

FOURTH QUARTER 2018 DIVIDEND PAID AND 2019 DECLARED DIVIDENDS

On October 31, 2018, Ares Capital declared a fourth quarter dividend of $0.39 per share for a total of approximately $166 million. The record date for this dividend was December 14, 2018 and the dividend was paid on December 28, 2018.

On February 12, 2019, Ares Capital declared a first quarter 2019 dividend of $0.40 per share payable on March 29, 2019 to shareholders of record on March 15, 2019.

On February 12, 2019, Ares Capital declared an additional $0.08 per share of dividends, to be distributed in quarterly payments of $0.02 per share during 2019. The first quarter 2019 additional dividend of $0.02 per share will be payable on March 29, 2019 to stockholders of record as of March 15, 2019. The second quarter 2019 additional dividend of $0.02 per share will be payable on June 28, 2019 to stockholders of record as of June 14, 2019. The third quarter 2019 additional dividend of $0.02 per share will be payable on September 30, 2019 to stockholders of record as of September 16, 2019. The fourth quarter 2019 additional dividend of $0.02 per share will be payable on December 27, 2019 to stockholders of record as of December 16, 2019. Payment of the additional June 28, 2019, September 30, 2019 and December 27, 2019 dividends are subject to the satisfaction of certain Maryland law requirements.

RECENT DEVELOPMENTS

In February 2019, Ares Capital’s Board of Directors authorized an amendment to its stock repurchase program to (a) increase the total authorization under the program from $300 million to $500 million and (b) extend the expiration date of the program from February 28, 2019 to February 28, 2020. Under the stock repurchase program, Ares Capital may repurchase up to $500 million in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Exchange Act. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

From January 1, 2019 through February 7, 2019, Ares Capital made new investment commitments of approximately $623 million, of which $577 million were funded. Of these new commitments, 45% were in first lien senior secured loans, 40% were in second lien senior secured loans, 13% were in the subordinated certificates of the SDLP and 2% were in preferred equity securities. Of the approximately $623 million of new investment commitments, 98% were floating rate and 2% fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.0%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From January 1, 2019 through February 7, 2019, Ares Capital exited approximately $469 million of investment commitments. Of the total investment commitments, 74% were first lien senior secured loans and 26% were second lien senior secured loans. Of the approximately $469 million of exited investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.0% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 9.0%. On the approximately $469 million of investment commitments exited from January 1, 2019 through February 7, 2019, Ares Capital recognized total net realized gains of approximately $2 million.

In addition, as of February 7, 2019, Ares Capital had an investment backlog and pipeline of approximately $1,435 million and $150 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, February 12, 2019 at 10:00 a.m. (Eastern Time) to discuss its quarter and year ended December 31, 2018 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 6180815 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through February 26, 2019 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10127020. An archived replay will also be available through February 26, 2019 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of December 31,
	2018	2017
ASSETS
Total investments at fair value (amortized cost of $12,754 and $11,905, respectively)	$12,417	$11,841
Cash and cash equivalents	296	316
Interest receivable	91	93
Receivable for open trades	12	1
Other assets	79	96
Total assets	$12,895	$12,347
LIABILITIES
Debt	$5,214	$4,854
Base management fees payable	45	44
Income based fees payable	36	27
Capital gains incentive fees payable	112	79
Accounts payable and other liabilities	99	181
Interest and facility fees payable	64	64
Payable for open trades	25	—
Total liabilities	5,595	5,249
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 426 and 426 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,173	7,192
Accumulated undistributed (overdistributed) earnings	127	(94)
Total stockholders’ equity	7,300	7,098
Total liabilities and stockholders’ equity	$12,895	$12,347
NET ASSETS PER SHARE	$17.12	$16.65

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$263	$251	$1,041	$951
Capital structuring service fees	47	32	143	105
Dividend income	26	18	97	76
Other income	9	6	56	28
Total investment income	345	307	1,337	1,160

EXPENSES
Interest and credit facility fees	60	59	240	225
Base management fees	45	44	180	171
Income based fees	46	37	169	134
Capital gains incentive fees	(10)	18	33	41
Administrative fees	3	3	13	12
Professional fees and other costs related to the American Capital Acquisition	—	3	3	45
Other general and administrative	6	8	26	32
Total expenses	150	172	664	660
Waiver of income based fees	(10)	(10)	(40)	(30)
Total expenses, net of waiver of income based fees	140	162	624	630
NET INVESTMENT INCOME BEFORE INCOME TAXES	205	145	713	530
Income tax expense, including excise tax	2	5	19	19
NET INVESTMENT INCOME	203	140	694	511
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	31	(123)	419	24
Net unrealized gains (losses)	(81)	215	(255)	136
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(50)	92	164	160
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	—	(4)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$153	$232	$858	$667
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.36	$0.54	$2.01	$1.57
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	426	426	425

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2018 and 2017 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Basic and diluted Core EPS(1)	$0.45	$0.38	$1.68	$1.39
Professional fees and other costs related to the American Capital Acquisition	—	(0.01)	—	(0.09)
Ares Reimbursement	—	—	0.03	—
Net realized and unrealized gains (losses)	(0.12)	0.21	0.38	0.37
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.03	(0.04)	(0.08)	(0.10)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.36	$0.54	$2.01	$1.57
__________________________________________________

(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, the Ares Reimbursement, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For more information about the Ares Reimbursement, see Note 13 “Related Party Transactions” in Part IV “Financial Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.